EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Fourth Quarter and Full-Year 2014 Results; Strong Loan Growth Continues; Merger Cost Savings Fully Realized

ENGLEWOOD CLIFFS, N.J., Jan. 28, 2015 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced results for the fourth quarter and full-year ended December 31, 2014. The quarter ended December 31, 2014 was the second full quarter following the merger between the Company and the legacy ConnectOne completed on July 1, 2014. Historical financial information includes only the operations of the Company, the legal and accounting acquirer in the transaction. Concurrent with the merger, the combined company changed its name to ConnectOne.

For the fourth quarter of 2014 the Company reported net income available to common stockholders of $8.0 million, or $0.27 per diluted share, compared with net income available to common stockholders of $5.0 million, or $0.30 per diluted share, for the fourth quarter of 2013. For the full-year 2014, the Company's net income available to common stockholders was $18.5 million, or $0.79 per diluted share, compared with full-year 2013 net income available to common stockholders of $19.8 million, or $1.21 per diluted share.

In addition to the results presented in accordance with generally accepted accounting principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures including net income available to common stockholders excluding non-core items. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measure are provided in the accompanying tables.

Fourth quarter 2014 results reflect the following non-core items (on an after-tax basis): $1.6 million in merger-related charges, a $1.4 million loss arising from a previously reported fraudulent wire transfer, $1.3 million of income recorded as a result of purchase accounting, $0.5 million in additional loan loss provision related to the maturity and extension of acquired portfolio loans and $0.4 million in net securities gains. Excluding such non-core items, net income available to common stockholders was $9.7 million, or $0.32 per diluted share, for the fourth quarter of 2014, $8.6 million, or $0.29 per diluted share, for the third quarter of 2014, and $4.7 million, or $0.29 per diluted share, for the fourth quarter of 2013. (See Supplemental GAAP and non-GAAP Financial Measures for a reconciliation of GAAP earnings and non-core measures for all periods discussed above.)

Frank Sorrentino, ConnectOne's Chairman and CEO stated, "2014 was a noteworthy year for ConnectOne during which we experienced a substantial transformation. It was also another year of continued strong loan growth and our team performed exceptionally well from an operational standpoint despite the challenges associated with a major transaction. This year alone, our employees successfully completed a major merger transaction while finishing the conversion of back-office systems ahead of schedule, achieving our efficiency targets, and continuing to meet our organic loan growth objectives. Our loan portfolio grew by $111.8 million, or more than 18% on an annualized basis, during the fourth quarter. Of particular note, our operating efficiency ratio reached a sub-40% level for the fourth quarter of 2014, placing us among the most efficient banking organizations in the nation, large or small. Looking ahead, our management team remains diligently focused on providing a solid foundation for ConnectOne's continued growth and long-term success and, notwithstanding our expense management success in the most recent quarter, we do not foresee further improvements in operating efficiency as we recently have stepped-up our infrastructure investments in both people and technology. We are truly excited by the many opportunities available for ConnectOne and remain committed to building on our proven track record of success and creating shareholder value."

Operating Results

Fully taxable equivalent ("FTE") net interest income for the fourth quarter of 2014 was $29.1 million, an increase of $16.6 million, or 131.9%, from the same quarter of 2013. This was a result of a 102.0% increase in average interest-earning assets and a 46 basis-point widening of the net interest rate margin, both due to the merger. Included in net interest income during the fourth quarter of 2014 was $2.5 million of accretion and amortization of purchase accounting adjustments. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.43% in the fourth quarter of 2014, 14 basis points higher than the 2013 fourth quarter adjusted net interest margin of 3.29%. The improvement in the adjusted net interest margin in the fourth quarter of 2014 versus the same 2013 period was primarily attributable to an improved mix of interest earning assets arising from a greater proportion of average loans in fourth quarter of 2014 along with a reduction in the average rate paid on borrowings, which resulted from a $70 million debt extinguishment and subsequent refinancing accomplished at the end of the third quarter of 2014. The adjusted net interest margin improvement of 14 basis points for the fourth quarter of 2014 compared with the sequential third quarter of 2014 was primarily attributable to a reduction in excess cash reserves and the aforementioned $70 million debt extinguishment.

Non-interest income, excluding net securities gains, totaled $1.4 million in the fourth quarter of 2014 and $1.3 million for the same quarter of 2013. Securities gains were $0.7 million and $0.4 million for the fourth quarter of 2014 and 2013, respectively. Included in non-interest income for the fourth quarter of 2014 was a $0.2 million gain on the disposition of an acquired credit-impaired loan. Non-interest income includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sales of residential mortgages in the secondary market and represents a relatively small portion of the Bank's total revenue. Although management intends to continue its strategy of de-emphasizing service charges in order to attract new and retain existing clients, it expects fee income to increase modestly in 2015.

Non-interest expenses totaled $15.2 million for the fourth quarter of 2014 compared with $6.5 million for the same quarter of 2013. The following non-operating items were included in non-interest expense for the fourth quarter of 2014 (on a pretax basis): a loss of $2.4 million arising from a previously reported fraudulent wire transfer, merger-related charges of $1.8 million, and the amortization of $0.2 million in core deposit intangibles. Excluding these non-operating items, non-interest expenses were $10.8 million in the fourth quarter of 2014. This compares favorably with operating non-interest expenses of $11.8 million in the third quarter of 2014, which consisted of total non-interest expenses excluding merger-related charges of $8.8 million, a loss on debt extinguishment of $4.6 million and the amortization of $0.2 million in core deposit intangibles. Annual merger cost savings of $7.0 million of the combined companies' expense base were estimated when the transaction was announced in January 2014. Management estimates that approximately 90% of these cost saves were reflected in the fourth quarter of 2014, and that virtually all of the cost savings were realized as of January 1, 2015. The Company's operating efficiency ratio (see Supplemental GAAP and non-GAAP Financial Measures) was 38.4% in the fourth quarter of 2014, 45.0% in the third quarter of 2014 and 46.5% in the 2013 fourth quarter, reflecting the increased realization of merger cost savings.

Income tax expense was $5.0 million and $1.8 million for the fourth quarter of 2014 and 2013, respectively, resulting in effective tax rates of 38.4% and 26.8% for the fourth quarter of 2014 and 2013, respectively.  The increase in the effective tax rate for 2014 reflects the impact of the merger and a decline in the percentage of tax-exempt income to total pretax income.  The effective income tax rate on core income was approximately 35.2% for the fourth quarter of 2014.

Asset Quality

The provision for loan losses increased to $2.5 million in the fourth quarter of 2014, compared with $1.3 million in the third quarter of 2014 and $0.4 million for the fourth quarter of 2013. The increases from the fourth quarter 2014 to the sequential third quarter 2014 primarily resulted from the maturity and extension of acquired portfolio loans, an increase in net loan charge-offs and a higher loan volume.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $12.7 million at December 31, 2014, $7.5 million at September 30, 2014 and $3.4 million at December 31, 2013.  Nonperforming assets as a percent of total assets was 0.37% at December 31, 2014, 0.22% at September 30, 2014 and 0.20% at December 31, 2013.  Annualized net charge-offs were 0.07% for the fourth quarter 2014 and 0.09% in the fourth quarter of 2013. The allowance for loan losses was $14.2 million, representing 0.56% of loans receivable and 122.0% of nonaccrual loans at December 31, 2014.  At September 30, 2014, the allowance was $12.1 million representing 0.50% of loans receivable and 199.2% of nonaccrual loans, and at December 31, 2013, the allowance was $10.3 million representing 1.08% of loans receivable and 329.4% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management's opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.23% at December 31, 2014, 1.28% at September 30, 2014 and 1.12% at December 31, 2013. The increase in this non-GAAP measure in 2014 when compared with last year was due to the high growth characteristics of the purchased legacy ConnectOne loan portfolio. (See Supplemental GAAP and non-GAAP Financial Measures).

Selected Balance Sheet Items

At December 31, 2014, the Company's balance sheet reflected the merger of the Company and the legacy ConnectOne. The Company's total assets were $3.4 billion, an increase of $1.8 billion from December 31, 2013. Loans were $2.5 billion, an increase of $1.6 billion from December 31, 2013. Deposits were $2.5 billion, an increase of $1.1 billion from December 31, 2013.

The Company's stockholders' equity was $446.2 million at December 31, 2014, a $277.6 million increase from December 31, 2013. The increase in stockholders' equity was primarily the result of legacy ConnectOne purchase accounting transactions, which increased capital by $264.2 million, a $10.5 million increase in retained earnings, and a $1.5 million increase in other comprehensive income, arising from higher net unrealized gains on available for sale securities of $2.6 million, offset by $1.1 million in pension plan actuarial losses.

As of December 31, 2014, the tangible common equity ratio and tangible book value per share were 8.62% and $9.57, respectively. As of December 31, 2013, the Company's tangible common equity ratio and tangible book value per share were 8.48% and $8.58, respectively. Total goodwill and other intangible assets were $150.7 million as of December 31, 2014, an increase of $133.9 million from December 31, 2013.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 23 other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	December 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Cash and due from banks	$ 126,847	$ 82,692

Securities available for sale	289,532	323,070
Securities held to maturity, fair value of $231,445 at 2014 and $210,958 at 2013	224,682	215,286

Loans receivable	2,538,641	960,943
Less: Allowance for loan losses	(14,160)	(10,333)
Net loans receivable	2,524,481	950,610

Investment in restricted stock, at cost	23,535	8,986
Bank premises and equipment, net	20,653	13,681
Accrued interest receivable	11,700	6,802
Other real estate owned	1,108	220
Goodwill	145,909	16,804
Bank-owned life insurance	52,518	35,734
Due from brokers for investment securities	--	8,759
Core deposit intangible	4,825	24
Other assets	22,782	10,414
Total assets	$ 3,448,572	$ 1,673,082

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$ 492,515	$ 227,370
Interest-bearing	1,983,092	1,114,635
Total deposits	2,475,607	1,342,005
Borrowings	495,553	146,000
Subordinated debentures	5,155	5,155
Other liabilities	26,038	11,338
Total liabilities	3,002,353	1,504,498

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at December 31, 2014 and December 31, 2013; total liquidation value of $11,250,000	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 31,021,572 shares at December 31, 2014 and 18,477,412 at December 31, 2013; outstanding 29,694,906 shares at December 31, 2014 and 16,369,012 at December 31, 2013	374,287	110,056
Additional paid in capital	6,015	4,986
Retained earnings	72,398	61,914
Treasury stock, at cost (1,326,666 common shares at December 31, 2014 and
2,108,400 at December 31, 2013)	(16,717)	(17,078)
Accumulated other comprehensive loss	(1,014)	(2,544)
Total stockholders' equity	446,219	168,584
Total liabilities and stockholders' equity	$ 3,448,572	$ 1,673,082

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest income
Loans receivable, including fees	$ 28,988	$ 10,169	$ 77,669	$ 40,132
Securities	3,854	4,330	15,764	16,611
Dividends	227	145	636	523
Other interest income	61	--	138	2
Total interest income	33,130	14,644	94,207	57,268
Interest expense
Deposits	2,916	1,322	8,260	5,219
Borrowings	1,634	1,456	6,548	5,863
Total interest expense	4,550	2,778	14,808	11,082

Net interest income	28,580	11,866	79,399	46,186
Provision for loan losses	2,474	350	4,683	350
Net interest income after provision for loan losses	26,106	11,516	74,716	45,836

Non-interest income
Annuity and insurance commissions	83	151	382	489
Gains on sales of loans	116	39	182	294
Net gains on sales of securities	718	449	2,818	1,711
Income on bank owned life insurance	391	260	1,303	1,364
Deposit, loan and other income	768	857	2,813	2,993
Total non-interest income	2,076	1,756	7,498	6,851

Non-interest expenses
Salaries and employee benefits	5,675	3,393	18,829	13,465
Occupancy and equipment	1,654	962	5,312	3,518
Professional fees	372	310	1,661	1,111
Advertising and promotion	222	47	498	304
Data processing	814	364	2,575	1,422
FDIC insurance	526	294	1,618	1,098
Merger-related expenses	1,816	--	12,388	--
Loss on extinguishment of debt	--	--	4,550	--
Amortization of core deposit intangible	245	11	506	30
Other expenses	3,840	1,078	6,867	4,330
Total non-interest expenses	15,164	6,459	54,804	25,278

Income before income tax expense	13,018	6,813	27,410	27,409
Income tax expense	4,995	1,829	8,845	7,484
Net income	8,023	4,984	18,565	19,925
Preferred stock dividends and accretion	28	29	112	141
Net income available to common stockholders	$ 7,995	$ 4,955	$ 18,453	$ 19,784

Earnings per common share:
Basic	$ 0.27	$ 0.30	$ 0.80	$ 1.21
Diluted	0.27	0.30	0.79	1.21
Weighted average common shares outstanding:
Basic	29,699,301	16,350,183	23,029,813	16,349,204
Diluted	30,149,244	16,396,931	23,479,074	16,385,692

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.
CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2014	2014	2014	2014	2013
Earnings, EPS and Operating Data
Net income (GAAP)	$ 8,023	$ 1,766	$ 4,378	$ 4,398	$ 4,984
Less: preferred dividends	28	28	28	28	29
Net income available to common stockholders (GAAP)	7,995	1,738	4,350	4,370	4,955
Net gains on sales of securities	(718)	(111)	(574)	(1,415)	(449)
Merger-related expenses	1,816	8,784	729	1,060	--
Loss on debt extinguishment	--	4,550	--	--	--
Amortization of intangible assets	245	248	6	6	6
Provision related to maturity and extension of acquired portfolio loans	787	336	--	--	--
Charge due to wire fraud	2,374	--	--	--	--
Accretion of purchase accounting fair value marks	(2,491)	(2,892)	7	(14)	(1)
Non-core items	2,013	10,915	168	(363)	(444)
Income tax (expense) benefit	294	4,044	59	(143)	(167)
Non-core items, after taxes	1,719	6,871	109	(220)	(277)
Core earnings available to common stockholders (non-GAAP)	$ 9,714	$ 8,609	$ 4,459	$ 4,150	$ 4,678

Weighted average diluted shares outstanding	30,149,244	30,115,520	16,430,376	16,405,540	16,396,931
Diluted EPS (GAAP)	$ 0.27	$ 0.06	$ 0.26	$ 0.27	$ 0.30
Core Diluted EPS (Non-GAAP) (1)	$ 0.32	$ 0.29	$ 0.27	$ 0.25	$ 0.29

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$ 9,714	$ 8,609	$ 4,459	$ 4,150	$ 4,678
Add: preferred dividends	28	28	28	28	29
Core net income (non-GAAP)	$ 9,742	$ 8,637	$ 4,487	$ 4,178	$ 4,707

Average assets	$ 3,369,402	$ 3,350,599	$ 1,657,440	$ 1,676,936	$ 1,661,735
Less: average intangible assets	150,934	151,142	16,819	16,825	16,831
Average tangible assets	$ 3,218,468	$ 3,199,457	$ 1,640,621	$ 1,660,111	$ 1,644,904

Return on avg. assets (GAAP)	0.94%	0.21%	1.06%	1.06%	1.19%
Core return on avg. assets (Non-GAAP) (2)	1.15%	1.02%	1.09%	1.01%	1.12%
Return on avg. tangible assets (Non-GAAP) (3)	1.01%	0.24%	1.06%	1.05%	1.20%
Core return on avg. tangible assets (Non-GAAP) (4)	1.20%	1.07%	1.10%	1.02%	1.14%
_______
(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

	Three Months Ended
(dollars in thousands, except share data)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2014	2014	2014	2014	2013
Return on Equity Measures
Core earnings available to common stockholders	$ 9,714	$ 8,609	$ 4,459	$ 4,150	$ 4,678

Average common equity	$ 437,136	$ 432,331	$ 165,301	$ 161,934	$ 157,023
Less: average intangible assets	150,934	151,142	16,819	16,825	16,831
Average tangible common equity	$ 286,202	$ 281,189	$ 148,482	$ 145,109	$ 140,192

Return on avg. common equity (GAAP)	7.26%	1.59%	10.56%	10.94%	12.52%
Core return on avg. common equity (non-GAAP) (5)	8.82%	7.90%	10.82%	10.39%	11.82%
Return on avg. tangible common equity (non-GAAP) (6)	11.28%	2.66%	11.63%	11.96%	14.03%
Core return on avg. tangible common equity (non-GAAP) (7)	13.47%	12.15%	12.04%	11.60%	13.24%

Efficiency Measures
Total non-interest expenses	$ 15,164	$ 25,400	$ 6,744	$ 7,496	$ 6,459
Merger-related expenses	(1,816)	(8,784)	(729)	(1,060)	--
Loss on debt extinguishment	--	(4,550)	--	--	--
Charge due to wire fraud	(2,374)	--	--	--	--
Amortization of intangible assets and fair value marks	(218)	(224)	(6)	(7)	(6)
Operating non-interest expense	$ 10,756	$ 11,842	$ 6,009	$ 6,429	$ 6,453

Net interest income (FTE)	29,135	28,146	12,252	12,255	12,561
Impact of purchase accounting fair value marks	(2,464)	(2,868)	7	(14)	(1)
Non-interest income	2,076	1,173	1,724	2,521	1,756
Less: net gains on sales of securities	(718)	(111)	(574)	(1,415)	(449)
Operating revenue	$ 28,029	$ 26,340	$ 13,409	$ 13,347	$ 13,867

Operating Efficiency Ratio (non-GAAP) (8)	38.4%	45.0%	44.8%	48.2%	46.5%

Net Interest Margin
Average interest earning assets	$ 3,082,934	$ 3,050,564	$ 1,491,297	$ 1,498,610	$ 1,525,941

Net interest income (FTE)	$ 29,135	$ 28,146	$ 12,252	$ 12,255	$ 12,561
Impact of purchase accounting fair value marks	(2,464)	(2,868)	7	(14)	(1)
Adjusted net interest income	$ 26,671	$ 25,278	$ 12,259	$ 12,241	$ 12,560

Net interest margin (GAAP)	3.75%	3.66%	3.29%	3.27%	3.29%
Adjusted net interest margin (non-GAAP) (9)	3.43%	3.29%	3.29%	3.27%	3.29%
_____
(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.

	For the quarter ended
(dollars in thousands, except share data)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2014	2014	2014	2014	2013
Capital Ratios and Book Value per Share
Common equity	$ 434,969	$ 429,650	$ 167,028	$ 162,563	$ 157,334
Less: intangible assets	(150,734)	(150,979)	(16,815)	(16,821)	(16,828)
Tangible common equity	$ 284,235	$ 278,671	$ 150,213	$ 145,742	$ 140,506

Total assets	$ 3,448,572	$ 3,356,257	$ 1,665,809	$ 1,676,160	$ 1,673,082
Less: intangible assets	(150,734)	(150,979)	(16,815)	(16,821)	(16,828)
Tangible assets	$ 3,297,838	$ 3,205,278	$ 1,648,994	$ 1,659,339	$ 1,656,254

Common shares outstanding	29,694,906	29,644,037	16,413,490	16,369,012	16,369,012

Common equity ratio (GAAP)	12.61%	12.80%	10.03%	9.70%	9.40%
Tangible common equity ratio (non-GAAP) (10)	8.62%	8.69%	9.11%	8.78%	8.48%
Regulatory capital ratios:
Leverage ratio	9.37%	9.23%	10.08%	9.79%	9.69%
Risk-based total	10.94%	11.07%	13.43%	13.22%	12.90%

Book value per share (GAAP)	$ 14.65	$ 14.49	$ 10.18	$ 9.93	$ 9.61
Tangible book value per share (non-GAAP) (11)	9.57	9.40	9.15	8.90	8.58

Asset Quality
Nonaccrual loans	$ 11,610	$ 6,083	$ 4,032	$ 3,409	$ 3,137
Other real estate owned	1,108	1,442	220	220	220
Total non-performing assets	$ 12,718	$ 7,525	$ 4,252	$ 3,629	$ 3,357

Performing troubled debt restructurings	$ 1,763	$ 1,876	$ 1,586	$ 5,706	$ 5,746
Loans past due 90 days and still accruing	$ 1,211	--	144	237	--

Nonaccrual loans as a % of loans receivable	0.46%	0.25%	0.40%	0.35%	0.33%
Nonperforming assets as a % of total assets	0.37%	0.22%	0.26%	0.22%	0.20%
Allowance for loan losses as a % of nonaccrual loans	122.0%	199.2%	268.5%	311.9%	329.4%
Annualized net charge-offs as a % of average loans	0.07%	0.03%	0.04%	0.13%	0.09%

Total loans receivable	$ 2,538,641	$ 2,426,765	$ 1,006,256	$ 987,529	$ 960,943
Acquired loans	1,190,085	1,286,482	29,821	32,643	33,817
Loans receivable, excluding acquired loans	$ 1,348,556	$ 1,140,283	$ 976,435	$ 954,886	$ 927,126

Allowance for loan losses	$ 14,160	$ 12,118	$ 10,825	$ 10,633	$ 10,333
Accretable credit risk discount on acquired loans	17,017	18,835	371	429	445
Total Allowance for loan losses and accretable credit risk discount on acquired loans	$ 31,177	$ 30,953	$ 11,196	$ 11,062	$ 10,778

Allowance for loan losses as a % of loans receivable	0.56%	0.50%	1.08%	1.08%	1.08%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.05%	1.06%	1.11%	1.11%	1.11%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.23%	1.28%	1.11%	1.12%	1.12%

(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the three months ended
	December 31, 2014			December 31, 2013
	Average		Average	Average		Average
(tax equivalent basis, dollars in thousands)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)

Interest-earning assets:
Investment securities (1) (2)	$ 514,619	$ 4,289	3.31%	$ 566,389	$ 4,974	3.51%
Loans (2) (3) (4)	2,467,311	29,108	4.68%	950,541	10,264	4.28%
Federal funds sold and interest-earning deposits with banks	80,716	61	0.30%	--	--	0.00%
Restricted investment in bank stock	20,288	227	4.44%	8,986	101	4.46%
Total interest-earning assets	3,082,934	33,685	4.33%	1,525,916	15,339	3.99%
Allowance for loan losses	(12,588)			(10,297)
Non-interest earning assets	299,056			146,114
Total assets	$ 3,369,402			$ 1,661,733

Interest-bearing liabilities:
Money Market deposits	$ 722,729	$ 746	0.41%	$ 436,589	$ 524	0.48%
Savings deposits	228,869	173	0.30%	163,953	132	0.32%
Time deposits	668,959	1,652	0.98%	167,405	369	0.87%
Other interest-bearing deposits	369,541	345	0.37%	296,150	297	0.40%
Total interest-bearing deposits	1,990,098	2,916	0.58%	1,064,097	1,322	0.49%
Borrowings and FHLB advances	422,927	1,548	1.45%	146,001	1,417	3.85%
Capital lease	3,017	46	6.05%	--	--	0.00%
Subordinated debentures	5,155	40	3.08%	5,155	39	3.00%
Total interest-bearing liabilities	2,421,197	4,550	0.75%	1,215,253	2,778	0.91%
Demand deposits	481,870			263,714
Other liabilities	17,949			14,495
Total non interest-bearing liabilities	499,819			278,209
Stockholders' equity	448,386			168,271

Total liabilities and stockholders' equity	$ 3,369,402			$ 1,661,733

Net interest income (tax equivalent basis)		29,135			12,561
Net interest spread (5)			3.58%			3.08%

Net interest margin (6)			3.75%			3.29%

Tax equivalent adjustment		(555)			(695)
Net interest income		$ 28,580			$ 11,866

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Chrissie Marra, MWW
         646.215.6888; cmarra@mww.com